Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886
JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED AUGUST 1, 2017
TO THE PROSPECTUS DATED APRIL 6, 2017

This supplement No. 6 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 6 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the acquisition of Jory Trail at the Grove and The Reserve at Johns Creek Walk; and
•the recent share pricing information.
Acquisitions
On July 20, 2017, we acquired Jory Trail at the Grove, a premier 324 unit apartment complex that is 95% leased. The Class A apartment property is located in the Portland, Oregon suburb of Wilsonville. The purchase price was approximately $75 million.
On July 28, 2017, we acquired The Reserve at Johns Creek Walk, a 210 unit apartment complex located in the affluent Atlanta suburb of Johns Creek, Georgia. The purchase price was approximately $47 million.
Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from July 1 to July 31, 2017, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
July 3, 2017	$11.38	$11.42	$11.42	$11.42	$11.41
July 5, 2017	$11.39	$11.42	$11.42	$11.43	$11.41
July 6, 2017	$11.39	$11.42	$11.42	$11.43	$11.41
July 7, 2017	$11.39	$11.42	$11.42	$11.43	$11.41
July 10, 2017	$11.39	$11.42	$11.43	$11.43	$11.42
July 11, 2017	$11.39	$11.42	$11.43	$11.43	$11.42
July 12, 2017	$11.42	$11.46	$11.46	$11.47	$11.45
July 13, 2017	$11.42	$11.46	$11.46	$11.47	$11.45
July 14, 2017	$11.42	$11.46	$11.46	$11.47	$11.45
July 17, 2017	$11.43	$11.46	$11.47	$11.47	$11.46
July 18, 2017	$11.43	$11.46	$11.47	$11.47	$11.46
July 19, 2017	$11.43	$11.47	$11.47	$11.47	$11.46
July 20, 2017	$11.43	$11.47	$11.47	$11.48	$11.46
July 21, 2017	$11.44	$11.47	$11.48	$11.48	$11.47
July 24, 2017	$11.44	$11.48	$11.48	$11.49	$11.47
July 25, 2017	$11.44	$11.48	$11.48	$11.49	$11.47
July 26, 2017	$11.44	$11.48	$11.48	$11.49	$11.47
July 27, 2017	$11.44	$11.48	$11.48	$11.49	$11.47
July 28, 2017	$11.45	$11.49	$11.50	$11.50	$11.49
July 31, 2017	$11.46	$11.50	$11.50	$11.51	$11.49

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.